Exhibit (l)(2)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and Statement of Additional Information included in Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 4 to the Registration Statement on Form N-2 under the Investment Company Act of 1940, as amended, of Pursuit Asset-Based Income Fund (Registration Nos. 333-284708; 811-24051). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Chicago, Illinois

July 29, 2026